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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No.  )*


                                 EATERIES, INC.
________________________________________________________________________________
                                (Name of Issuer)


                                  COMMON STOCK
________________________________________________________________________________
                           (Title of Class Securities)


                                    277851101
                      ____________________________________
                                 (CUSIP Number)


                                October 15, 2002
 _______________________________________________________________________________
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |_|Rule 13d-1(b)

        |X|Rule 13d-1(c)

        |_|Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                               Page 2 of 7 Pages

...................................
CUSIP No.  277851101
...................................

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
1
         Jacqueline C. Chiuchiarelli

--------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

2        (A) |_|

         (B) |_|

--------------------------------------------------------------------------------
         SEC USE ONLY

3
--------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OF ORGANIZATION

4        United States

--------------------------------------------------------------------------------

                           SOLE VOTING POWER
                     5
                           0
                    ------------------------------------------------------------

                           SHARED VOTING POWER
      NUMBER OF      6
       SHARES              134,500
    BENEFICIALLY    ------------------------------------------------------------
      OWNED BY
        EACH               SOLE DISPOSITIVE POWER
     REPORTING       7
    PERSON WITH            0
                    ------------------------------------------------------------

                           SHARED DISPOSITIVE POWER
                     8
                           134,500
--------------------------------------------------------------------------------

         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
         134,500
--------------------------------------------------------------------------------

         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10       (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11       4.5%
--------------------------------------------------------------------------------

         TYPE  OF REPORTING PERSON (SEE INSTRUCTIONS)
12       IN
--------------------------------------------------------------------------------

                                                               Page 3 of 7 Pages

...................................
CUSIP No. 277851101
...................................

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
1
         Claudio M. Chiuchiarelli

--------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

2        (A) |_|

         (B) |_|

--------------------------------------------------------------------------------
         SEC USE ONLY

3
--------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OF ORGANIZATION

4        United States

--------------------------------------------------------------------------------

                           SOLE VOTING POWER
                     5
                           137,000
                    ------------------------------------------------------------

                           SHARED VOTING POWER
      NUMBER OF      6
       SHARES              134,500
    BENEFICIALLY    ------------------------------------------------------------
      OWNED BY
        EACH               SOLE DISPOSITIVE POWER
     REPORTING       7
    PERSON WITH            137,000
                    ------------------------------------------------------------

                           SHARED DISPOSITIVE POWER
                     8
                           134,500
--------------------------------------------------------------------------------

         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
         271,500
--------------------------------------------------------------------------------

         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10       (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11       9.1%
--------------------------------------------------------------------------------

         TYPE  OF REPORTING PERSON (SEE INSTRUCTIONS)
12       IN
--------------------------------------------------------------------------------

                                                               Page 4 of 7 pages




Item 1.

          (a)     Name of Issuer

                  EATERIES, INC.

          (b)     Address of Issuer's Principal Executive Office

                  1220 S. Santa Fe Avenue
                  Edmond, OK 73003

Item 2.
          (a)     Name of Person Filing

                  This statement is being jointly filed by (i) Jacqueline C. Chiuchiarelli ("JC"), and (ii) Claudio M. Chiuchiarelli ("CC"). JC is the dependent, non-minor child of CC.

          (b) Address of Principal Business Office or, if none, Residence

                  Address for both JC and CC

                  66 Park Dr., Atherton, CA 94027

          (c)     Citizenship

                  Both JC and CC are United States citizens.

          (d)     Title of Class of Securities

                  Common

          (e)     CUSIP Number

                  277851101

Item 3 If this statement is filed pursuant to Sections 240.13d(b) or 240.13d-2(b) or (c), check whether the person filing is a:


          (a)    |_|  Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o).

          (b)    |_|  Bank as defined in section 3(a)(6) of the Act (15
                      U.S.C. 78c)

          (c)    |_|  Insurance Company as defined in section 3(a)(19) of
                      the Act (15 U.S.C. 78c).

          (d)    |_|  Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e)    |_|  An investment adviser in accordance with Section
                      240.13D-1(b)(1)(ii)(E);

          (f)    |_|  An employee benefit plan or endowment fund in
                      accordance with Section 240.13d-1(b)(10(ii)(F);

                                                               Page 5 of 7 pages




          (g)    |_|  A parent holding company or control person in
                      accordance with Section 249,13d-1(b)(1)(iii)(G);

          (h)    |_|  A savings associations as defined in Section 3(b) of
                      the Federal Deposit Insurance Act (12 U.S.C. 1813)

          (i)    |_|  A church plan that is excluded from the definition of
                      an investment company under section 3(c)(114) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)    |_|  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.    Ownership

           Common Stock:

           Items 5-9 and 11 from each cover sheet are incorporated by reference

Item 5.    Ownership of Five Percent or Less of a Class

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

           Not Applicable

Item 8     Identification and Classification of Members of the Group

           Not applicable.

Item 9     Notice of Dissolution of Group

           Not applicable.

Item 10.   Certification

           (a) The following certification shall be included if the statement is filed pursuant to 240.13d-l (c):

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 6 of 7 pages



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 25, 2002

                                    Jacqueline C. Chiuchiarelli

                                    /s/ Jacqueline C. Chiuchiarelli
                                    -------------------------------


                                    Claudio M. Chiuchiarelli

                                    /s/ Claudio M. Chiuchiarelli
                                    ----------------------------

                                    EXHIBIT A
                                    ---------

                  Joint Filing Agreement Pursuant to Rule 13d-1
                  ---------------------------------------------


This agreement is made pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or
Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Dated:  October 25, 2002

                                    Jacqueline C. Chiuchiarelli

                                    /s/ Jacqueline C. Chiuchiarelli
                                    -------------------------------


                                    Claudio M. Chiuchiarelli

                                    /s/ Claudio M. Chiuchiarelli
                                    ----------------------------